Exhibit 99.1

BancTrust Financial Group, Inc. Reports Third Quarter Results

MOBILE, Ala.--(BUSINESS WIRE)--October 31, 2011--BancTrust Financial Group, Inc. (NASDAQ: BTFG) today reported its financial results for the third quarter and nine months ended September 30, 2011. Net income before the preferred dividend was $31,000 in the third quarter of 2011 compared with $807,000 for the same period in 2010. Net loss to common shareholders was $743,000, or $0.04 per diluted share, for the third quarter of 2011 compared with net income to common shareholders of $43,000, or $0.00 per diluted share, for the third quarter of 2010. For the first nine months of 2011, BancTrust reported a net loss to common shareholders of $457,000, or $0.03 per diluted share, compared with net income available to common shareholder of $635,000, or $0.04 per diluted share, in the first nine months of 2010.

“BancTrust reported growth in net interest revenue, growth in non-interest revenue and net interest margin in the third quarter of 2011 compared with the same quarter last year,” stated W. Bibb Lamar, Jr., President and Chief Executive Officer of BancTrust. “Growth in our core business was offset partially by an increase in our loan loss provision in the third quarter. The continuation of the soft economy in some market sectors, combined with weak demand for real estate and its effect on the value of collateral and other real estate owned, remains a challenge to growing our earnings.

“We remain focused on improving our loan quality metrics as a key driver of future earnings,” continued Mr. Lamar. “Our non-performing assets have remained about level for the past three quarters and we are working hard to reduce the amount of non-performing loans and other real estate owned (OREO); however, we expect these levels to remain elevated over the near term as we work through the sale or disposition of our OREO.”

Third Quarter Results

Net interest revenue increased to $15.8 million in the third quarter of 2011 compared with $15.2 million in the third quarter of 2010. The increase was primarily caused by a 7 basis point improvement in the net interest margin to 3.28% compared with 3.21% in the third quarter of 2010. The net interest margin in the third quarter of 2011 was up 5 basis points from the second quarter of 2011, primarily as a result of lower cost of funds.

Loans totaled $1.31 billion at September 30, 2011, a slight decrease from total loans of $1.32 billion at June 30, 2011. Total loans are down by 6.3% since September 30, 2010, due to the transfer of loans to other real estate, loan charge-offs and soft loan demand in some of our markets.

The provision for loan losses increased to $6.0 million in the third quarter of 2011 compared with $3.4 million in the third quarter of 2010, and was up slightly from $5.0 million in the second quarter of 2011. Net charge-offs for the third quarter of 2011 declined to $3.2 million compared with net charge-offs of $4.9 million in the third quarter of 2010 and $10.4 million in the second quarter of 2011. The allowance for loan losses was 3.30% of total loans at September 30, 2011, compared with 3.04% in the second quarter of 2011, and 3.40% in the third quarter of 2010. Loans that were 30 days or more past due and accruing interest declined to 1.1% of total loans compared with 1.2% at September 30, 2010. Non-performing loans declined to $106.7 million at September 30, 2011, from $107.5 million at June 30, 2011. Non-accruing troubled debt restructurings accounted for $3.8 million of non-performing loans. We increased the provision for loan losses due to continued economic uncertainty within our markets related to our higher level of non-performing and potential problem loans.

Total non-interest revenue increased to $5.3 million in the third quarter of 2011 compared with $4.7 million in the third quarter of 2010. The increase was due primarily to an increase in securities gains. Securities gains rose to $1.0 million in the third quarter of 2011 compared with $0.3 million in the third quarter of 2010.

Deposits declined 1% to $1.84 billion at September 30, 2011, compared with $1.86 billion at September 30, 2010. Liquidity at our subsidiary bank remained strong at September 30, 2011, as evidenced by $238.7 million in average overnight funds and short-term investments, up from $126.4 million in the third quarter of 2010. Short-term investments include investment securities with little price volatility that we can sell as needed for liquidity purposes. At the end of the third quarter, the bank had no brokered deposits.

Total non-interest expense declined to $15.2 million in the third quarter of 2011 compared with $15.4 million in the third quarter of 2010. BancTrust reported lower salary and net occupancy expenses in the third quarter of 2011 compared with the same quarter of the prior year. FDIC assessments were $356,000 for the quarter ended September 30, 2011, compared to $1.07 million for the same period in 2010, reflecting the change by the FDIC in the assessment base for FDIC insurance premiums from domestic deposits to average assets minus average tangible equity and the reversal of accrued FDIC assessments. Without the reversal, our FDIC assessment expense for the third quarter of 2011 would have been $752,000. Loss on other real estate rose to $1.5 million in the third quarter of 2011 compared with $437,000 in the third quarter of 2010. The losses were related to updated appraisals and evaluations received during the third quarter.

“We continue to make progress in reducing non-interest expenses by consolidating certain operations and leveraging the investments we have made in new infrastructure,” noted Mr. Lamar. “We are on track to consolidate our downtown Mobile branch and our corporate headquarters with our operations center in the newly renovated RSA BankTrust Building in early November and expect this move to be cost neutral.”

BancTrust’s pre-tax loss was $86,000 in the third quarter of 2011 compared with net income of $1.2 million in the third quarter of 2010. Net loss available to common shareholders was $743,000 for the third quarter of 2011 compared with net income available to common shareholders of $43,000 in the third quarter of 2010.

Nine Months Results

Net income before the preferred dividend was $1.9 million for the first nine months of 2011 compared with $2.9 million for the same period in 2010. Net loss to common shareholders for the first nine months of 2011 was $457,000 compared with net income available to common shareholders of $635,000 for the first nine months of 2010. Net loss to common shareholders per diluted share was $0.03 for the first nine months of 2011 compared with net income available to common shareholders per diluted share of $0.04 for the same period in 2010.

Net interest income increased to $46.7 million in the first nine months of 2011 compared with $45.4 million in the first nine months of 2010. The increase in net interest income was primarily a result of lower interest expense compared with the prior year.

The provision for loan losses rose to $14.5 million in the 2011 period compared with $9.3 million in the 2010 period. At September 30, 2011, non-performing assets totaled $196.6 million compared with $184.9 million at September 30, 2010.

Non-interest income increased to $15.2 million in the first nine months of 2011 compared with $15.1 million in the first nine months of 2010 due primarily to increased securities gains.

Non-interest expense declined to $45.3 million in the first nine months of 2011 compared with $46.9 million in the first nine months of 2010. The decline benefited from reduced costs in every major expense category except for loss on other real estate. Loss on other real estate totaled $2.2 million in the first nine months of 2011 compared with $899,000 in the same period of 2010.

BancTrust was classified as well-capitalized at the end of the third quarter of 2011. Total risk-based capital was 14.77% for the holding company and 16.01% for the bank, compared with a regulatory requirement of 10.0% for a well-capitalized institution and a minimum regulatory requirement of 8.0%. Tier 1 risk-based capital was 13.51% for the holding company and 14.74% for the bank, both measures significantly above the requirement of 6.0% for a well-capitalized institution and the minimum regulatory requirement of 4.0%.

“BancTrust did not declare a dividend on the Company’s common stock for the third quarter of 2011,” continued Mr. Lamar. “We will continue to evaluate the payment of common cash dividends in the future based on our earnings outlook, capital and the state of the economy. Our focus remains on preserving our capital base while the economy remains soft.”

About BancTrust Financial Group, Inc.

BancTrust Financial Group, Inc. is a registered bank holding company headquartered in Mobile, Alabama. The Company provides an array of traditional financial services through 41 bank offices in the southern two thirds of Alabama and 9 bank offices in northwest Florida. BancTrust’s common stock is listed on the NASDAQ Global Select Market under the symbol BTFG.

Additional information concerning BancTrust Financial Group can be accessed at www.banktrustonline.com by following the link to investor relations.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the use of words such as “expect,” “may,” “could,” “intend,” “project,” “hope,” “schedule,” “outlook,” “estimate,” “anticipate,” “should,” “will,” “plan,” “believe,” “continue,” “predict,” “contemplate” and similar expressions. Our ability to accurately project results or predict the future effects of our plans and strategies is inherently limited. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward looking statements. Our forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, in addition to the inherent uncertainty of predictions, including, without limitation, risks that competitive pressures among depository and other financial institutions may increase significantly; changes in the interest rate environment may reduce margins; general economic conditions may be less favorable than expected, resulting in, among other things, a further deterioration in credit quality and/or a reduction in demand for credit; legislative or regulatory changes, including changes in accounting standards and changes resulting from the Emergency Economic Stabilization Act of 2008, American Recovery and Reinvestment Act of 2009, Dodd-Frank Wall Street Reform and Consumer Protection Act and programs enacted by the U. S. Treasury and BancTrust’s regulators to address capital and liquidity concerns in the financial system, may adversely affect the business in which BancTrust is engaged; BancTrust may be unable to obtain required shareholder or regulatory approval or financing for any proposed acquisition or other strategic or capital raising transactions; costs or difficulties related to the integration of BancTrust’s businesses may be greater than expected; deposit attrition, customer loss or revenue loss following acquisitions may be greater than expected; competitors may have greater financial resources and develop products that enable these competitors to compete more successfully than BancTrust can compete; and the other risks described in BancTrust’s SEC reports and filings under “Cautionary Note Concerning Forward-Looking Statements” and “Risk Factors.” You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. BancTrust has no obligation and does not undertake to publicly update, revise or correct any of its forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

BANCTRUST FINANCIAL GROUP, INC.
(BTFG)
Financial Highlights (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2011	2011	2011	2010	2010	2011	2010

EARNINGS:
Interest revenue	$20,213	$20,640	$20,362	$20,913	$21,111	$61,215	$63,163
Interest expense	4,406	4,874	5,196	5,938	5,885	14,476	17,733

Net interest revenue	15,807	15,766	15,166	14,975	15,226	46,739	45,430

Provision for loan losses	6,000	5,000	3,500	3,000	3,400	14,500	9,300

Trust revenue	945	1,045	1,045	959	952	3,035	2,865
Service charges on deposit accounts	1,581	1,486	1,539	1,695	1,776	4,606	5,526
Securities gains	1,086	879	484	791	281	2,449	1,578
Other Than Temporary Impairment Loss	(50)	0	0	0	0	(50)	0
Other income, charges and fees	1,711	1,679	1,769	1,848	1,721	5,159	5,142
Total non-interest revenue	5,273	5,089	4,837	5,293	4,730	15,199	15,111

Salaries, pensions and other employee benefits	6,806	6,905	7,197	7,106	6,879	20,908	21,150
Net occupancy, furniture and equipment expense	2,429	2,288	2,398	2,533	2,519	7,115	7,571
Intangible amortization	292	292	292	493	568	876	1,702
Loss on other real estate, net	1,461	553	173	1,294	437	2,187	899
Loss (gain) on repossessed and other assets	(1)	(154)	(3)	33	16	(158)	265
FDIC insurance assessment	356	1,029	1,143	1,096	1,070	2,528	3,014
Other real estate carrying cost	438	407	554	456	462	1,399	1,519
Other non-interest expense	3,385	3,402	3,676	3,783	3,400	10,463	10,791
Total non-interest expense	15,166	14,722	15,430	16,794	15,351	45,318	46,911
Income before income taxes	(86)	1,133	1,073	474	1,205	2,120	4,330
Income tax expense (benefit)	(117)	327	53	(500)	398	263	1,429
Net income	31	806	1,020	974	807	1,857	2,901

Effective preferred stock dividend	774	771	769	767	764	2,314	2,266

Net income (loss) to common shareholders	($743)	$35	$251	$207	$43	($457)	$635

Earnings per common share:

Basic	($0.04)	$0.00	$0.01	$0.01	$0.00	($0.03)	$0.04
Diluted	(0.04)	0.00	0.01	0.01	0.00	(0.03)	0.04

Cash dividends declared per common share	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

Book value per common share	$6.76	$6.71	$6.49	$6.56	$6.80	$6.76	$6.80

Common shares outstanding	17,954	17,953	17,936	17,640	17,640	17,954	17,640
Basic average common shares outstanding	17,953	17,949	17,754	17,640	17,640	17,886	17,639
Diluted average common shares outstanding	17,953	18,005	17,831	17,725	17,728	17,886	17,719

STATEMENT OF CONDITION:	09/30/11	06/30/11	03/31/11	12/31/10	09/30/10	09/30/11	09/30/10
Cash and cash equivalents	$126,761	$101,676	$127,610	$169,874	$210,468	$126,761	$210,468
Securities available for sale	508,160	553,391	523,475	425,560	372,972	508,160	372,972
Loans and loans held for sale	1,307,376	1,323,149	1,356,284	1,383,285	1,395,821	1,307,376	1,395,821
Allowance for loan losses	(43,117)	(40,279)	(45,711)	(47,931)	(47,426)	(43,117)	(47,426)
Other intangible assets	3,755	4,048	4,340	4,632	5,126	3,755	5,126
Other real estate owned	89,883	87,539	85,293	82,419	81,446	89,883	81,446
Other assets	126,195	128,295	133,469	140,309	138,578	126,195	138,548
Total assets	$2,119,013	$2,157,819	$2,184,760	$2,158,148	$2,156,985	$2,119,013	$2,156,955

Deposits	$1,842,843	$1,882,132	$1,891,068	$1,864,805	$1,859,396	$1,842,843	$1,859,396
Short term borrowings	20,000	20,000	20,000	20,000	20,000	20,000	20,000
FHLB borrowings and long term debt	70,597	70,686	92,742	92,804	92,859	70,597	92,859
Other liabilities	15,702	16,115	16,301	16,609	16,701	15,702	16,701
Preferred stock	48,579	48,430	48,284	48,140	47,999	48,579	47,999
Common shareholders' equity	121,292	120,456	116,365	115,790	120,030	121,292	120,030
Total liabilities and shareholders' equity	$2,119,013	$2,157,819	$2,184,760	$2,158,148	$2,156,985	$2,119,013	$2,156,985

	Quarter Ended					Nine Months Ended
	09/30/11	06/30/11	03/31/11	12/31/10	09/30/10	09/30/11	09/30/10
AVERAGE BALANCES:
Total assets	$2,123,774	$2,170,993	$2,168,945	$2,164,279	$2,090,559	$2,154,405	$2,037,006
Earning assets	1,912,651	1,962,263	1,958,215	1,952,988	1,881,627	1,944,210	1,835,612
Loans	1,318,652	1,346,735	1,368,498	1,391,610	1,408,494	1,344,446	1,433,755
Deposits	1,848,136	1,876,819	1,875,862	1,866,572	1,792,243	1,866,838	1,740,923
Common shareholders' equity	120,934	118,592	115,586	119,953	120,498	118,390	118,655

PERFORMANCE RATIOS:

Return on average assets	0.01%	0.15%	0.19%	0.18%	0.15%	0.12%	0.19%
Return on average common shareholders' equity	-2.44%	0.12%	0.88%	0.68%	0.14%	-0.52%	0.72%
Net interest margin (tax equivalent)	3.28%	3.23%	3.14%	3.04%	3.21%	3.22%	3.32%

ASSET QUALITY:

Ratio of non-performing assets to total assets	9.28%	9.04%	8.93%	8.60%	8.57%	9.28%	8.57%
Ratio of allowance for loan losses to total loans, net of unearned income	3.30%	3.04%	3.37%	3.47%	3.40%	3.30%	3.40%
Net loans charged-off to average loans (annualized)	0.95%	3.11%	1.70%	0.71%	1.37%	1.92%	0.73%
Ratio of ending allowance to total non-performing loans	40.42%	37.46%	41.59%	46.50%	45.86%	40.42%	45.86%

CAPITAL RATIOS:

Average common shareholders' equity to
average total assets	5.69%	5.46%	5.33%	5.54%	5.76%	5.50%	5.82%
Dividend payout ratio	N/A	N/A	N/A	N/A	N/A	N/A	N/A

CONTACT:
BancTrust Financial Group, Inc.
F. Michael Johnson, Chief Financial Officer, 251-431-7813